Exhibit 99

AZTAR

News Release

FOR IMMEDIATE RELEASE

AZTAR ANNOUNCES COMPLETION OF PRIVATE PLACEMENT
OF $300 MILLION OF 7-7/8% SENIOR SUBORDINATED NOTES DUE 2014 AND
EXPIRATION OF TENDER OFFER FOR 8-7/8% SENIOR SUBORDINATED NOTES
DUE 2007

        PHOENIX, Arizona-June 2, 2004-Aztar Corporation (NYSE:AZR) announced today that the company has completed an offering of $300,000,000 in aggregate principal amount of its 7-7/8% Senior Subordinated Notes due 2014 in a Rule 144A private placement transaction. The company will use a portion of the proceeds to redeem or repurchase its outstanding 8-7/8% Senior Subordinated Notes due 2007 and to pay fees or expenses associated with the redemption or repurchase. The remaining proceeds will be used to repay outstanding borrowings under Aztar's revolving bank facility.
        The 7-7/8% Senior Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.
        The company also announced today the expiration of its previously announced tender offer and consent solicitation (the "Offer") for all of its 8-7/8% Senior Subordinated Notes due 2007 (the "Notes") (CUSIP# 054802AD5).
        A total of approximately $192.3 million, or approximately 81.8%, in principal amount of outstanding Notes was tendered prior to the expiration date. The Company has accepted and paid for all Notes tendered pursuant to the Offer. The proposed amendments to the indenture governing the Notes, which eliminated substantially all of the restrictive covenants contained in the indenture, became effective today.

Aztar Notes Activity Release                        June 2, 2004                        Page 2

Company Information and Forward Looking Statements

        Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.
        The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," "targets," or other words or phrases of similar import. Similarly, statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Such forward- looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company.
        For additional information, please contact Joe Cole, Vice President Corporate Communications, at 602-381-4111.